------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:        April 30, 1997
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

     Wordeman             Michael                  G.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

13704 Neck Yoke Road
--------------------------------------------------------------------------------
                                   (Street)

Rapid City               SD                       57701
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

Sodak Gaming, Inc. (SODK)

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

April 1997
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X  ]   Director                             [X  ]   10% Owner
   [X  ]   Officer (give title below)           [   ]   Other (specify below)


                         Chief Executive Officer
      --------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock $.001 par value                                                                       *3,316,000    D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value            4/18/97       P               800         A       11.625    800          I    Ryan Wordeman
                                                                                                                         Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value            4/18/97       P               800         A       11.625    800          I  Robert Wordeman
                                                                                                                        Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
*After giving effect to the September 27, 1996 2 for 1 stock split.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option        8.80                                    (1)       5/11/99   Common    *41,032          *41,032     D
(right to buy)                                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option        6.4625                                  (2)       3/31/00   Common    *50,000         *50,000       D
(right to buy)                                                                  Stock

------------------------------------------------------------------------------------------------------------------------------------
Stock Option        13.9563                                 (3)       2/26/01   Common    *80,000         *80,000       D
(right to buy)                                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option        18.0125                                 (4)       1/30/02   Common     80,000          80,000       D
(right to buy)                                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
1. Grant to reporting person of option to buy 20,516 shares of common stock under the Sodak Gaming, Inc., 1993 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exerciseable in 25% increments on 5/11/95, 5/11/96, 5/11/97, and 5/11/98 respectively.
2. Grant to reporting person of option to buy 25,000 shares of common stock under the Sodak Gaming, Inc., 1993 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exerciseable in 25% increments on 3/31/96, 3/31/97, 3/31/98, and 3/31/99 respectively.
3. Grant to reporting person of option to buy 40,000 shares of common stock under the Sodak Gaming, Inc., 1993 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exerciseable in 25% increments on 2/26/97, 2/26/98, 2/26/99, and 2/26/00 respectively.
4. Grant to reporting person of option to buy 80,000 shares of common stock under the Sodak Gaming, Inc., 1993 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exerciseable in 25% increments on 1/30/98, 1/30/99, 1/30/00 and 1/30/01 respectively.
* After giving effect to the September 27, 1996 2 for 1 stock split.



---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.